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Exhibit 99(a)(1)(E)

HIA, INC..

Offer To Purchase For Cash Up To
1,000,000 Shares Of Its Common Stock

The Offer to Purchase and Withdrawal Rights will expire at 5:00 p.m., Mountain Time, on October 13, 2003, unless the offer is extended.

To Our Clients:

        Enclosed for your consideration are the offer to purchase, dated September 15, 2003, and the related letter of transmittal in connection with the offer by HIA, Inc. , a New York corporation, to purchase up to 1,000,000 shares of its common stock, $0.01 par value per share (such shares are hereinafter referred to as the "Shares"), at a price of $0.50 per share upon the terms and subject to the conditions set forth in the offer. Upon the terms and subject to the conditions of the offer, if, at the expiration of the offer, more than 1,000,000 Shares are validly tendered and not withdrawn, HIA, Inc. will buy Shares on a pro rata basis, from all shareholders who properly tender and do not withdraw them prior to the expiration of the offer, other than shareholders who tender conditionally. See Sections 1 and 6 of the offer to purchase. All Shares not purchased pursuant to the offer, including Shares not purchased because of proration or because they were conditionally tendered and not accepted for purchase will be returned to the tendering shareholders at HIA, Inc.'s expense promptly following the expiration date.

        We are the owner of record of Shares held for your account. Therefore, we . are the only ones who can tender your Shares, and then only pursuant to your instructions. We are sending you the letter of transmittal for your information only; you cannot use it to tender Shares we hold for your account.

        Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the offer. We call your attention to the following:

  1.
  The purchase price is $0.50 per Share, subject to the terms and conditions set forth in the offer to purchase and the related letter of transmittal.

  2.
  You may tender your Shares conditioned upon HIA, Inc. purchasing all or a minimum number of your Shares.

  3.
  The offer is not conditioned on any minimum number of Shares being tendered pursuant to the offer.

  4.
  The offer to purchase and withdrawal rights will expire at 5:00 P.M., Mountain Time, on October 13, 2003, unless HIA, Inc. extends the offer.

  5.
  The offer is for 1,000,000 Shares, constituting approximately 9% of the shares outstanding as of August 29, 2003.

  6.
  Tendering shareholders will not be obligated to pay any brokerage commissions, solicitation fees, or, subject to Instruction 6 of the letter of transmittal, stock transfer taxes on HIA, Inc.'s purchase of Shares pursuant to the offer.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached instruction form. An envelope to return your instruction form to us is enclosed. If you authorize us to tender your Shares, we will tender all your Shares unless you specify otherwise on the attached instruction form.

        Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf on or before the expiration date of the offer. The Offer to Purchase and Withdrawal Rights expire at 5:00 p.m., Mountain time, on October 13, 2003, unless the Company extends the offer.

        If you are tendering all of your shares, you may condition your tender on HIA, Inc. purchasing a minimum number of your tendered Shares. If more than the maximum number of shares are tendered, HIA will first purchase all shares unconditionally tendered and then select conditionally tendered shares by lot, purchasing the minimum number of Shares designated. See Sections 1 and 6 of the offer to purchase. The offer is being made to all holders of Shares. HIA, Inc. is not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If HIA, Inc. becomes aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, HIA, Inc. will make a good faith effort to comply with the law. If, after a good faith effort, HIA, Inc. cannot comply with the law, the offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in that jurisdiction.

        Instruction form with respect to HIA, Inc. Offer to Purchase for cash 1,000,000 shares of its common stock, par value $0.01 per share at a purchase price of $0.50 per share

        The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated September 15, 2003, and the related letter of transmittal, which, as amended and supplemented from time to time, together constitute the "Offer," in connection with the Offer by HIA, Inc., a New York corporation (the "Company"), to purchase 1,000,000 shares of its common stock, par value $0.01 per share (the "Shares"), at $0.50 per share, net to the seller in cash, without interest and subject to the conditions of the Offer. All shares properly tendered and not properly withdrawn will be purchased at the purchase price, net to the seller in cash, without interest, upon the terms and subject to the conditions of the offer, including the Odd Lot and proration provisions described in the offer to purchase. HIA, Inc. will return promptly all other shares, not purchased because of proration.

        The undersigned hereby instruct(s) you to tender to HIA, Inc. the number of Shares indicated below or, if no number is indicated, all Shares you hold for the account of the undersigned, under the terms and subject to the conditions of the Offer.

        Aggregate number of Shares to be tendered by you for the account of the undersigned:

                                                  Shares*

*
Unless otherwise indicated, all of the shares, held for the account will be tendered.

ODD LOTS

        By checking this box, the undersigned represents that the undersigned owns beneficially or of record an aggregate of fewer than 100 Shares and is instructing the holder to tender all such Shares.

CONDITIONAL TENDER
(See Instruction 14 to the Letter of Transmittal)

        If you are tendering all of your shares, you may condition your tender of Shares on the Company purchasing a specified minimum number of your tendered Shares, all as described in Section 6 of the offer to purchase. Unless the minimum number of Shares you indicate below is purchased by the Company in the offer, none of the Shares that you tender will be purchased. It is your responsibility to calculate that minimum number of Shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section.

        By checking this box, the undersigned certifies that the undersigned is tendering all of the undersigned's shares, and elects to condition that tender on the number of shares indicated below being purchased, if any are purchased:

                                                  Shares. (fill in if applicable).

Unless this box has been checked and a minimum number of Shares specified, your tender will be deemed unconditional.

        The method of delivery of this document is at the option and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure delivery.

Signature Box

Signature(s)
Dated
Name(s) and Address(es)
Area Code and telephone Number
Taxpayer Identification or Social Security Number

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  Exhibit 99(a)(1)(E)